Sierchio Greco & Greco LLP 720 Fifth Avenue, Suite 1301 New York, New York 10019

Telephone: (212) 246-3030 Facsimile: (212) 246-2225	Please Reply to Alfred V. Greco E-mail: agreco@sggllp.com

EXHIBIT 5

August 23, 2005

Bovie Medical Corporation
734 Walt Whitman Road
Melville, New York 11747
Attention: Mr. Andrew Makrides

Re:  Bovie Medical Corporation
        Form S-3A5 Registration Statement
       File No.: 333-120741

Ladies and Gentlemen:

In connection with the registration of 3,000,000 shares of common stock, par value $.001 per share (the “Common Shares”) of Bovie Medical Corporation (the “Company”) with the Securities and Exchange Commission on a Registration Statement on Form S-3 (the “Registration Statement”), relating to the sales, if any, of the Common Shares by the selling stockholders, we have examined such documents and records to our satisfaction and matters of law as we have considered relevant.

In our examination we have assumed the genuineness of all signatures, the authenticity of all originals and the conformity to authentic original documents of all documents submitted to us as copies. Based upon such examination and upon our familiarity as counsel for the Company with its general affairs, it is our opinion that:

The Common Shares being registered are legally issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to our firm under the heading “Legal Matters’ in the prospectus, included therein.

Very truly yours,

SIERCHIO GRECO & GRECO, LLP

By /s/ Alfred V. Greco
Alfred V. Greco
AVG:pes